As filed with the Securities and Exchange Commission on August 10, 2026.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FTC SOLAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3674	81-4816270
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

FTC Solar, Inc.
10900 Stonelake Blvd, Suite 100, Quarry Oaks II Building,
Austin, Texas 78759
(512) 481-4271
(Address, including zip code and telephone number, including area code of registrant’s principal executive offices)

Cathy Behnen

Chief Financial Officer
FTC Solar, Inc.
10900 Stonelake Blvd, Suite 100, Quarry Oaks II Building,
Austin, Texas 78759
(512) 481-4271

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Penney

Arnold & Porter Kaye Scholer LLP

250 W. 55th Street

New York, NY 10019

(212) 836-8000

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED AUGUST 10, 2026

FTC SOLAR, INC.

Up to 4,560,145 Shares of Common Stock

This prospectus relates to the offer and resale, from time to time, of up to 4,560,145 shares of our common stock, par value $0.0001 per share, by Lincoln Park Capital Fund, LLC (“Lincoln Park” or the “selling stockholder”).

The shares of common stock being offered by the selling stockholder consist of:

●	up to 4,500,000 shares of common stock that we may elect to issue and sell to Lincoln Park, in our sole discretion from time to time after the date of this prospectus (the “Purchase Shares”), pursuant to the Purchase Agreement, dated as of August 4, 2026, by and between us and Lincoln Park (the “Purchase Agreement”), providing for up to $20.0 million of committed equity financing; and

●	60,145 shares of our common stock that we issued to Lincoln Park on August 3, 2026 as consideration for its irrevocable commitment to purchase our common stock pursuant to the Purchase Agreement (the “Commitment Shares”).

See “The Lincoln Park Transaction” for a description of that agreement and “Selling Stockholder” for additional information regarding Lincoln Park.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder. However, we may receive up to $20,000,000 in aggregate gross proceeds under the Purchase Agreement from any sales of common stock we make to Lincoln Park pursuant to the Purchase Agreement, from time to time in our discretion, after the date of the registration statement of which this prospectus is a part is declared effective and the other conditions in the Purchase Agreement have been satisfied.

The selling stockholder may sell or otherwise dispose of the shares of common stock described in this prospectus in a number of different ways and at varying prices. The price that Lincoln Park will pay for the shares to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our common stock. See “Plan of Distribution” beginning on page 24 of this prospectus for more information about how the selling stockholder may sell or otherwise dispose of the shares of our common stock being offered through this prospectus. Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

The selling stockholder will pay all brokerage fees and commissions and similar expenses in connection with any resale or other disposition of the common stock described in this prospectus by the selling stockholder. We will pay the expenses incurred in registering, under the Securities Act, the offer and resale of such shares of common stock by the selling stockholder, including legal and accounting fees. See “Plan of Distribution”.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, and will be subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company. See “Summary-Implications of Being an Emerging Growth Company.”

Our common stock is listed on the Nasdaq Capital Market LLC (“Nasdaq”) under the symbol “FTCI”. The last reported sale price of our common stock on Nasdaq on August 6, 2026 was $2.75 per share.

Investing in our common stock is highly speculative and involves a significant degree of risk. Please consider carefully the specific factors set forth under “Risk Factors” beginning on page 7 of this prospectus and in our filings with the Securities and Exchange Commission.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                , 2026.

Neither we nor the selling stockholder have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or in any related free writing prospectuses. We and the selling stockholder do not take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date regardless of the time of delivery of this prospectus or any sale of shares of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the selling stockholder have done anything that would permit this offering or the possession or distribution of this prospectus, any accompanying prospectus supplement or any free writing prospectus we or the selling stockholder may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

i

ABOUT THIS PROSPECTUS

The registration statement we filed with the Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, and the documents incorporated by reference herein before making your investment decision. You should rely only on the information provided in this prospectus or any amendment thereto. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

The selling stockholder named in this prospectus may sell up to 4,560,145 shares of our common stock previously issued and issuable pursuant to the Purchase Agreement from time to time. This prospectus also covers any shares of common stock that may become issuable as a result of share splits, share dividends, or similar transactions. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only under circumstances and in jurisdictions where it is lawful to do so. The selling stockholder is not making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

When used in this prospectus, unless the context otherwise requires, all references to “FTC Solar,” “we,” “us,” “our,” the “Company” and similar designations refer to FTC Solar, Inc., a Delaware corporation, and, where appropriate, its consolidated subsidiaries.

Industry and Market Data

This prospectus includes or incorporates by reference estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies and our own estimates based on our management’s knowledge of, and experience in, the industry and markets in which we compete. In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources, and on our knowledge of, and our experience to date in, the markets for our products. Market data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of market data. In addition, customer preferences are subject to change based on various factors, including those discussed under the headings “RISK FACTORS” and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.” Accordingly, you are cautioned not to place undue reliance on such market data. References to our being a leader in a market or product category refer to our belief that we have a leading market share position in such specified market based on sales dollars, unless the context otherwise requires.

Trademarks, Service Marks and Trade Names

This prospectus includes our trademarks and trade names, including, but not limited to, Voyager Tracker, Pioneer Tracker, SUNPATH, SUNOPS, and FTC Solar, which are protected under applicable intellectual property laws. This prospectus also may contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the TM, SM, © and ® symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors, if any, to these trademarks, service marks, trade names and copyrights.

ii

PROSPECTUS SUMMARY

The following summary of our business highlights some of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all of the information that may be important to you. You should carefully read this prospectus, including the section in this prospectus entitled “RISK FACTORS” and the documents incorporated by reference herein and therein, which are described under “WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE” in this prospectus.

Business Overview

FTC Solar, Inc. was founded in 2017 and is incorporated in the state of Delaware. In April 2021, we completed an initial public offering, and our common stock currently trades on the Nasdaq Capital Market under the symbol “FTCI”.

We are a global provider of solar tracker systems, supported by proprietary software and value-added engineering services. Solar tracker systems move solar panels throughout the day to maintain an optimal orientation relative to the sun, thereby increasing the amount of solar energy produced at a solar installation. Our one module-in-portrait (“1P”) solar tracker system is marketed under the Pioneer brand name (“Pioneer”), and our original two modules-in-portrait (“2P”) solar tracker system is marketed under the Voyager brand name (“Voyager”). We also have a mounting solution to support the installation and use of U.S.-manufactured thin-film modules. Our primary software offerings include SUNPATH, which helps customers optimize solar tracking for increased energy production, and our SUNOPS real-time operations management platform. In addition, we have a team of renewable energy professionals available to assist our U.S. and worldwide clients in site layout, structural design, pile testing and other needs across the solar project development and construction cycle. Our products and services provide tracker solutions for large utility-scale solar and distributed generation projects around the world. Our customers are primarily engineering, procurement and construction companies and we also contract with developers and owners. The Company is headquartered in Austin, Texas, and has international subsidiaries in Australia, China, India, South Africa and Spain.

On November 11, 2025, we entered into a Membership Interest Purchase Agreement with Taihua New Energy (Thailand) Co. LTD. and DAYV LLC pursuant to which we agreed to purchase 100% of the Membership Interests of Alpha Steel, with such transaction closing on November 12, 2025.

We previously outsourced all manufacturing to contract manufacturing partners. While we continue to use other contract manufacturing partners, with our acquisition of a controlling interest in Alpha Steel, we now have the ability internally to domestically produce torque tubes, rails, couplers and certain other products to primarily serve customers in the U.S. market. Our acquisition of Alpha Steel is a continuation of our effort in recent years to focus on growing our U.S. manufacturing supply capability in order to reduce lead times for our customers, as well as other potential benefits.

In addition to our acquisition of Alpha Steel, we plan to continue to partner with other U.S.-based manufacturers to further add to our domestic content capabilities and we will continue to use existing and new international manufacturers to expand our capacity, as needed, to address anticipated increases in future volume.

Also, during 2025, we continued to make enhancements to our offered products including, among other changes:

●	the introduction of a dual-row configuration for our 1P Pioneer tracker allowing for what we believe to be industry leading East-West slope tolerance, with customizable options to help navigate complex project landscapes,

●	the release in August 2025, of our Pioneer+ High Wind tracker, engineered to withstand wind speeds up to 150 miles per hour, and

●	the launch in September 2025, of an automated 80° high angle stow capability in our flagship 1P Pioneer trackers, which when powered by our intelligent SUNOPS software, can provide improved protection for solar assets in hail-prone regions.

We are committed to continuing to innovate our products in order to offer customers world-class options for managing their solar assets in the most effective manner possible.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups (JOBS) Act. Under the JOBS Act, we elected to use the allowed extended transition period to delay adopting new or revised accounting standards until such time as those standards apply to private companies. We also qualify as a smaller reporting company under the rules and regulations of the United States Securities and Exchange Commission (“SEC”).

Corporate Information

We were incorporated under the laws of the State of Delaware on January 3, 2017 under the name FTC Solar, Inc. Our principal executive offices are located at 10900 Stonelake Blvd, Suite 100, Quarry Oaks II Building, Austin, Texas 78759. Our telephone number is (512) 481-4271. Our website address is www.ftcsolar.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus or any accompanying prospectus supplement, and you should not consider information on our website to be part of this prospectus or any accompanying prospectus supplement.

Risk Factor Summary

Investing in our securities involves risk. You should carefully consider the risk factors and uncertainties described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 24, 2026, as amended by Amendment No. 1 to Form 10-K filed on April 28, 2026 and Amendment No. 2 to Form 10-K filed on June 15, 2026 (as amended, the “2025 Annual Report”), which is incorporated into this prospectus by reference, as updated by our subsequent filings under the Exchange Act, including our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2026 and June 30, 2026, filed on May 5, 2026 and August 5, 2026, respectively, and in any applicable prospectus supplement and in the other documents incorporated by reference into this prospectus, before investing in any of the securities that may be offered or sold pursuant to this prospectus. These risks and uncertainties and other risks and uncertainties not presently known to us or that we currently believe are immaterial, could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

Risks Related to This Offering

●	We have a history of losses that may continue in the future, and we were not in compliance with the required minimum unrestricted cash and direct tracker margin financial covenants pursuant to the Second Amendment to our Credit Agreement as of June 30, 2026. As a result, we have determined there is substantial doubt about our ability to continue as a going concern. The demand for our products and related revenue depends on many factors beyond our control; we may not achieve profitability or generate positive cash flow; and we may not be able to obtain additional debt or equity financing on terms favorable to us.

●	It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Stockholder or the actual gross proceeds resulting from those sales.

●	Investors who buy shares at different times will likely pay different prices.

●	Sales of a substantial number of our securities in the public market by our existing stockholders could cause the price of our shares of common stock to fall.

●	We have broad discretion in the use of the net proceeds we receive from the sale of shares to Lincoln Park and may not use them effectively.

●	If you purchase shares of common stock in this offering, you may experience future dilution as a result of future equity offerings.

●	Future sales or issuances of our common stock in the public markets, or the perception of such sales, could depress the trading price of our common stock.

●	We do not intend to pay dividends on our common stock for the foreseeable future.

●	Our stock price has been volatile and may continue to be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares of common stock at or above the public offering price.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as modified by the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of the Company’s common stock, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act of 1933, as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Recent Developments

Second Amendment to Credit Agreement, failure to meet cash and direct tracker margin covenants and Limited Waiver

As of the quarter ended December 31, 2025, we were not in compliance with the purchase order-related financial covenant set forth in the Credit Agreement, dated July 2, 2025, by and among the Company, as borrower, each lender party thereto (the “Lenders”), and Acquiom Agency Services LLC, as administrative agent for the Lenders (the “Agent”), as amended by the First Amendment to the Credit Agreement, dated November 11, 2025 (as amended, the “Existing Credit Agreement”). As a result of such covenant default, we publicly disclosed in our earnings press release published on March 5, 2026 that we had reclassified the $19.9 million term loan balance under the Existing Credit Agreement from long-term debt to current for the period ended December 31, 2025.

On March 23, 2026, we and the Agent on behalf of the required Lenders, entered into a Second Amendment and Limited Waiver to Credit Agreement (the “Second Amendment” and the Existing Credit Agreement as amended by the Second Amendment, the “Credit Agreement”) pursuant to which the Lenders (a) provided a waiver relating to our breach of the purchase order covenant for the fiscal quarter ended December 31, 2025, (b) agreed that a purchase order covenant will not apply to the Company until the fiscal quarter ending March 31, 2027, and (c) agreed to further amend certain other existing financial covenants under the Credit Agreement, including the elimination of the minimum revenue and cash covenants for the quarter ended March 31, 2026. Additionally, in connection with the Second Amendment, we agreed to repay a portion of the principal amount outstanding under the Credit Agreement as follows: (x) $2.5 million of principal was repaid on March 23, 2026; (y) $2.5 million of principal was repaid on May 22, 2026; and (z) $5.0 million of principal will be repaid on September 30, 2026.

Our unrestricted cash on hand at June 30, 2026 was $10.1 million. As a result, we were not in compliance with the required minimum unrestricted cash covenant of $15.0 million pursuant to the Second Amendment as of June 30, 2026. We were also not in compliance with a required minimum direct tracker margin covenant for the three months ended June 30, 2026. On August 4, 2026, we entered into a Limited Waiver and Limited Consent to Credit Agreement (the “Waiver”) with the Lenders in which the Lenders waived our noncompliance with the minimum unrestricted cash and minimum direct tracker margin covenants as described above. The Waiver covers the periods of noncompliance but does not cover our ability to comply with covenants in future periods. As a result of factors that are outside of our control in terms of timing of customer project activity and resulting revenue and cash flows, there is currently uncertainty as to our ability to fully meet all existing quarterly and annual financial covenants during the twelve-month period following the date of the consolidated financial statements included in our most recent Quarterly Report on Form 10-Q. Accordingly, we have classified all outstanding debt under our Credit Agreement as a current obligation as of June 30, 2026. Should future actual results, including near term operating and capital raising activities prove to be sufficient, we will reconsider the classification of our debt when appropriate.

Transition of President and Chief Executive Officer

On April 29, 2026, the Board of Directors of the Company (the “Board”) appointed Anthony Carroll as the Company’s President and Chief Executive Officer, effective as of April 29, 2026. As a result, Yann Brandt departed as our President and Chief Executive Officer and as a Company director, effective as of April 29, 2026.

Payments for acquisition of Alpha Steel

On November 11, 2025, we entered into a Membership Interest Purchase Agreement with the other equity holders (the “Selling Members”) of Alpha Steel LLC (“Alpha Steel”) pursuant to which we agreed to acquire all of their membership interests for a purchase price of approximately $2.7 million, which was evidenced by promissory notes payable in various installments during 2026 (the “Acquisition Notes”). As of June 30, 2026, we had a remaining required payment of approximately $1.1 million due to the Selling Members, plus accrued interest, which we paid during August 2026. The Acquisition Notes were secured by all of Alpha Steel’s assets, provided, however, the security interests granted to each of the Selling Members under the Acquisition Notes were subordinate and junior to the security interests in favor of the Lenders under the Credit Agreement.

The Lincoln Park Transaction

On August 4, 2026, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $20 million of shares of our common stock (such shares, the “Purchase Shares”). Pursuant to the Purchase Agreement, on August 3, 2026 we issued 60,145 shares of common stock to Lincoln Park as a fee for making its irrevocable commitment to purchase our common stock under the Purchase Agreement (the “Commitment Shares”). Also on August 4, 2026, concurrently with our execution of the Purchase Agreement, we entered into a registration rights agreement with Lincoln Park, dated as of August 4, 2026 (the “Registration Rights Agreement”), pursuant to which we filed with the United States Securities and Exchange Commission (the “SEC”), the registration statement that includes this prospectus to register for resale the Commitment Shares that have been issued by us to Lincoln Park and the Purchase Shares that may be issued by us to Lincoln Park under the Purchase Agreement.

This prospectus covers the resale by the selling stockholder of up to 4,560,145 shares of our common stock, comprised of: (i) 60,145 Commitment Shares that we issued to Lincoln Park on August 3, 2026 as consideration for its irrevocable commitment to purchase our common stock pursuant to the Purchase Agreement, and (ii) up to 4,500,000 Purchase Shares that we have reserved for sale to Lincoln Park under the Purchase Agreement from time to time after the date of this prospectus, if and when we determine to sell shares of our common stock to Lincoln Park under the Purchase Agreement.

Other than the 60,145 Commitment Shares that we issued to Lincoln Park upon execution of the Purchase Agreement, we do not have the right to commence any sales of our common stock to Lincoln Park under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement are satisfied, including that the SEC has declared effective the registration statement which includes this prospectus registering the shares of our common stock, that have been and may be issued and sold to Lincoln Park under the Purchase Agreement, which we refer to in this prospectus as the commencement, or the Commencement Date. From and after the Commencement Date, we may, from time to time and at our sole discretion for a period of up to 24 months, on any business day that we select, direct Lincoln Park to purchase up to 20,000 shares of our common stock, which amount may be increased depending on the market price of our common stock at the time of sale, subject to a maximum commitment of $1,000,000 per purchase, which we refer to in this prospectus as “Regular Purchases.” In addition we may, in our sole discretion, also direct Lincoln Park to purchase additional shares of common stock in “accelerated purchases” and “additional accelerated purchases” as set forth in the Purchase Agreement.

We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares of our common stock that may be sold to Lincoln Park under the Purchase Agreement will be based on the market prices of our common stock at or around the time of sale and shall be calculated as set forth in the Purchase Agreement. The purchase price per share will be equitably adjusted as provided in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction as set forth in the Purchase Agreement. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. Actual sales of shares of common stock by the Company to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for the Company and its operations.

As of August 3, 2026, there were 16,521,396 shares of our common stock outstanding, of which 11,916,816 shares were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to an aggregate of $20 million of our common stock to Lincoln Park as Purchase Shares, only 4,500,000 Purchase Shares are being registered for resale under this prospectus. Depending on the market prices of our common stock at the time we elect to issue and sell shares of our common stock to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $20 million total commitment available to us under the Purchase Agreement. If 4,500,000 shares of our common stock that may be sold to Lincoln Park in the future under the Purchase Agreement that are being registered for resale hereunder were issued and outstanding as of the date of this prospectus (without taking into account the Beneficial Ownership Cap described below), such shares of our common stock, taken together with the 60,145 Commitment Shares that we issued to Lincoln Park in connection with the execution of the Purchase Agreement and outstanding as of the date of this prospectus, would represent approximately 21.7% of the total number of shares of our common stock outstanding and approximately 27.8% of the total number of outstanding shares held by non-affiliates of the Company, in each case as of August 3, 2026. If we elect to issue and sell to Lincoln Park under the Purchase Agreement more than the additional 4,500,000 shares of our common stock being registered for resale by Lincoln Park under this prospectus, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares of our common stock, which could cause additional dilution to our stockholders. The number of shares of our common stock ultimately offered for resale by Lincoln Park is dependent upon the number of shares of our common stock we ultimately decide to sell to Lincoln Park under the Purchase Agreement.

Under applicable Nasdaq rules, in no event may we issue or sell to Lincoln Park under the Purchase Agreement shares of our common stock, including the Commitment Shares, in excess of a 3,290,604 share cap (the “Exchange Cap”), which represented 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement, unless (i) we obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds $2.7564 (the “Base Price”), as adjusted under applicable Nasdaq rules and the terms of the Purchase Agreement.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of our common stock if those shares of our common stock, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder, which we refer to as the “Beneficial Ownership Cap.” Lincoln Park, upon written notice to us, may increase the Beneficial Ownership Cap to up to 9.99%. Any increase in the Beneficial Ownership Cap will not be effective until the sixty-first day after such written notice is delivered to the Company. See “The Lincoln Park Transaction.”

Issuances of our common stock to Lincoln Park under the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of the total outstanding shares of our common stock after any such issuance of shares of our common stock to Lincoln Park under the Purchase Agreement. There are substantial risks to our stockholders as a result of the sale and issuance of common stock to Lincoln Park under the Purchase Agreement. See “Risk Factors.”

THE OFFERING

Shares of our common stock offered by the selling stockholder	Up to 4,560,145 shares of common stock, consisting of:
	●	4,500,000 Purchase Shares that we may issue and sell to Lincoln Park from time to time under the Purchase Agreement from and after the commencement; and

	●	60,145 Commitment Shares that we previously issued to Lincoln Park pursuant to the Purchase Agreement.

Selling Stockholder	Lincoln Park Capital Fund, LLC. See “Selling Stockholder” on page 21 of this prospectus.

Common stock outstanding prior to this offering	16,521,396 shares.

Common stock outstanding immediately after this offering	21,021,396 shares, assuming the sale of 4,500,000 Purchase Shares registered hereby pursuant to the terms of the Purchase Agreement. The actual number of shares issued will vary depending on the sales prices in this offering.

Use of Proceeds	We will receive no proceeds from the sale of shares of our common stock by Lincoln Park pursuant to this prospectus. We may receive up to $20,000,000 in aggregate gross proceeds under the Purchase Agreement from any sales of shares of our common stock we make to Lincoln Park pursuant to the Purchase Agreement after the commencement. Any proceeds that we receive from sales of shares of our common stock to Lincoln Park under the Purchase Agreement will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Nasdaq Capital Markets Symbols	Our common stock is listed on Nasdaq under the symbol “FTCI”.

Risk Factors	Investment in our securities involves a high degree of risk and could result in a loss of your entire investment. See “Risk Factors” beginning on page 7, and the other information included in or incorporated by reference in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in our securities.

The number of shares of our common stock to be outstanding immediately after this offering is based on 16,521,396 shares of our common stock outstanding as of August 3, 2026, and excludes, as of such date, the following:

●	456,968 shares of common stock reserved for future grant or issuance under our 2021 Stock Incentive Plan, and 613,022 shares of common stock reserved for future grant or issuance under our 2021 Employee Stock Purchase Plan;

●	201,905 shares of common stock issuable upon exercise or vesting of options, having a weighted average exercise price of $21.28 per share;

●	3,125,345 shares of common stock issuable upon vesting of restricted stock units, having an estimated grant date fair value of $5.82 per share; and

●	6,836,237 shares of common stock underlying outstanding warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and in the documents incorporated by reference in this prospectus, as well as other information we include or incorporate by reference into this prospectus, before making an investment decision. Our business, financial condition and results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus, and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as amended, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2026 and June 30, 2026, which are on file with the SEC and are incorporated herein by reference, as updated by our subsequent annual, quarterly and other reports, and documents that are incorporated by reference into this prospectus and other documents we file with the SEC that are deemed incorporated by reference into this prospectus.

We have a history of losses that may continue in the future, and we were not in compliance with the required minimum unrestricted cash and direct tracker margin financial covenants pursuant to the Second Amendment to our Credit Agreement as of June 30, 2026. As a result, we have determined there is substantial doubt about our ability to continue as a going concern. The demand for our products and related revenue depends on many factors beyond our control; we may not achieve profitability or generate positive cash flow; and we may not be able to obtain additional debt or equity financing on terms favorable to us.

We have incurred cumulative losses since inception and have a history of cash outflows from operations, inclusive of $33.4 million in cash utilized for our operating activities during the year ended December 31, 2025. As of June 30, 2026, we had unrestricted cash on hand of $10.1 million, a working capital deficit of $7.9 million and stockholders’ deficit of $30.3 million

On March 23, 2026, we entered into the Second Amendment pursuant to which the Lenders: (i) provided a waiver relating to our breach of the purchase order covenant in our Credit Agreement for the fiscal quarter ended December 31, 2025; (ii) agreed that a purchase order covenant will not apply to us until the fiscal quarter ending March 31, 2027; and (iii) agreed to further amend certain other existing financial covenants under the Credit Agreement, including (a) a required minimum unrestricted cash covenant of $10.0 million as of September 30, 2026 and a minimum revenue covenant of $50.0 million for the quarter ended September 30, 2026. Additionally, in connection with the Second Amendment, we agreed to repay a portion of the principal amount outstanding under the Credit Agreement as follows: (x) $2.5 million of principal was repaid on March 23, 2026; (y) $2.5 million of principal was repaid on May 22, 2026; and (z) $5.0 million of principal will be repaid on September 30, 2026.

Our unrestricted cash on hand at June 30, 2026 was $10.1 million. As a result, we were not in compliance with the required minimum unrestricted cash covenant of $15.0 million pursuant to the Second Amendment as of June 30, 2026. We were also not in compliance with a required minimum direct tracker margin covenant for the three months ended June 30, 2026. Accordingly, as of June 30, 2026, as the Lenders were able to call the debt for repayment in accordance with the terms of the Credit Agreement.

On August 4, 2026, we entered into a Limited Waiver and Limited Consent to Credit Agreement (the “Waiver”) with the Lenders in which the Lenders waived our noncompliance with the minimum unrestricted cash and minimum direct tracker margin covenants as described above. The Waiver covers the periods of noncompliance but does not cover our ability to comply with covenants in future periods. As a result of factors that are outside of our control in terms of timing of customer project activity and resulting revenue and cash flows, there is currently uncertainty as to our ability to fully meet all existing quarterly and annual financial covenants during the twelve-month period following the date of the consolidated financial statements included in our most recent Quarterly Report on Form 10-Q. Accordingly, we have classified all outstanding debt under our Credit Agreement as a current obligation as of June 30, 2026.

Given these and other factors, including other financial covenant requirements and principal repayment obligations in our Credit Agreement, as further discussed in the consolidated financial statements included in our Annual and Quarterly Reports incorporated herein by reference, there is substantial doubt about our ability to continue as a going concern during the next year.

Our ability to meet our liquidity needs over the next year is dependent upon (i) our cash on hand (subject to (x) a required principal repayment of $5.0 million during September 2026 under the Credit Agreement and (y) a $15.0 million minimum unrestricted cash covenant under the Credit Agreement effective for the quarter ending June 30, 2026 and as further reduced by required principal repayments under the Credit Agreement thereafter) and our compliance with the other financial covenants under the Credit Agreement, (ii) our current expectations of increased project activity and cash flow during the twelve-month period following issuance of our consolidated financial statements, (iii) the availability of additional proceeds in the form of Second Delayed Draw Term Loans that may be requested by the Company and approved by the Lenders in their sole discretion, (iv) utilization, as appropriate, of the capacity available for future sales of our common stock under our Purchase Agreement with Lincoln Park, and (v) if we determine necessary, our ability to raise additional capital through other securities offerings. In addition, we continue to remain focused on implementing additional cost savings steps, which could impact, among other things, the location of our headcount and the level of services currently provided by third parties.

The demand for our products depends on many factors outside of our control, and we may not be able to grow our revenue as expected, or our revenue may decline for a number of reasons, including (i) delays in, or cancellation of, our customers’ project development activity due to the inability of our customers to obtain (a) funding at an acceptable cost, (b) permits, (c) interconnection agreements, or (d) other matters; (ii) any slowdown in the level of investments in solar energy projects that may result from slowdowns in economic growth in the U.S. or outside of the U.S.; (iii) U.S. and global macroeconomic trends including with respect to (a) further increases in, or continued high levels of, governmental tariffs or restrictions on imports, (b) changes in interest rates and inflation, (c) changes to or the availability of tax credits or other governmental incentives available for solar project development or the manufacturing of solar components; (iv) a decline in demand for our offerings, or an increase in the cost of our offerings, including as a result of increases in the cost of or limited supplies of the raw materials necessary to produce our products and offerings; (v) increased competition; (vi) a lack of success in converting sales leads into binding purchase orders; (vii) loss of existing customers; (viii) our inability to sell software and other complementary products; (ix) a decrease in the growth of the solar industry or our market share, including as a result of potential increases in governmental support for other sources of energy production; (x) future decline in average selling prices of our products and services; (xi) our inability to enter certain international markets; (xii) technological changes or development that could render our products and services obsolete or uncompetitive; or, (xiii) our failure to capitalize on growth opportunities. Additionally, demand for our products may be impacted by the delays that have occurred in the integration of new solar resources due to interconnection queue study backlogs and the identified need for the construction of transmission grid upgrades. Further, regional Transmission Organizations have adopted metrics such as the effective load carrying capability metric used in the PJM Interconnection (“PJM”) that impose low-capacity values on solar, and high values on baseload plants. PJM has offered an accelerated interconnection process that will prioritize generators with high effective load carrying capabilities, which may expedite the interconnection of thermal generation over renewable generation. Various locations have imposed limits on new renewable projects, which also could temper the level of new solar projects.

We may not achieve profitability or positive cash flow for a number of reasons, including declines in, or continued low levels of, revenue, as well as increases in costs to manufacture our products, U.S. and global macroeconomic trends, including with respect to the impact of U.S. tariffs and the imposition of additional duties or tariffs applicable to our industry or our products. In addition, we may be unable to identify further cost savings opportunities below present levels that would not adversely impact the functioning of our existing operations needed to meet customer and regulatory requirements. We also expect we could incur additional costs and expenses should activity levels increase from recent project wins that would allow us to continue to expand our business, including in connection with any future acquisitions, as well as ongoing development and marketing of our products and services, expanding into new markets and geographies with respect to both manufacturing and sales of our products, maintaining and enhancing our research and development operations, hiring additional personnel, incurring additional overhead costs and incurring greater costs from professional third-party advisors as necessary in connection with any expansion of our business. We do not know whether our revenue will grow rapidly enough to absorb such costs and expenses, or the extent of such costs and expenses and their impact on our results of operations. If we fail to generate sufficient revenue to support our operations, we may not be able to achieve profitability or generate sufficient cash flow to meet our financial obligations, and our liquidity position will be negatively impacted. Additionally, if we fail to comply with the covenants under the Credit Agreement, including the principal repayment obligations and financial covenants included in our Credit Agreement, as described above, we may default under the Credit Agreement and/or not have sufficient cash flow available to repay the Term Loans early, if they are accelerated following an event of default, or upon maturity of the Term Loans.

We may need to issue additional debt or obtain new equity financing to fund our operations and to execute on our current and future business strategies and plans. We may be unable to obtain any desired additional debt or equity financing on terms favorable to us, or at all, depending on, among other things, receiving required consents and approval from our existing lenders, the ability to issue other debt that is subordinate to the security interests under the Term Loans (or to obtain the consent of the lenders to issue additional secured debt), interest rates, our stock price, our market capitalization, our ability to have our stock continue to be listed and traded on active markets or other conditions. The ability to raise additional financing depends on numerous factors that are outside our control, including general economic and market conditions, interest rates, the health of financial institutions, investors’ and lenders’ assessments of our prospects and the prospects of the solar industry in general.

If we are not able to secure adequate additional funding when needed or do not generate sufficient cash from operations, we will need to reevaluate our operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs. These actions could materially impact our business, results of operations and future prospects. There can be no assurance that in the event we require additional financing, such financing will be available on terms that are favorable to us, or at all. Failure to generate sufficient cash from operations, raise additional capital, win new and retain current customers and vendors, or reduce certain discretionary spending would have a material adverse effect on our ability to achieve our intended business objectives.

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Stockholder or the actual gross proceeds resulting from those sales.

On August 4, 2026, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $20.0 million in shares of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park pursuant to the Purchase Agreement at our discretion from time to time for a period of up to 24 months, unless the Purchase Agreement is earlier terminated, beginning on the Commencement Date.

We generally have the right to control the timing and amount of any sales of our shares of common stock to Lincoln Park under the Purchase Agreement; however, we generally will not have the right to control the timing or amount of any subsequent sales of such shares. Sales of our common stock, if any, to Lincoln Park under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the shares of our common stock that may be available for us to sell to Lincoln Park pursuant to the Purchase Agreement.

The per share purchase price that Lincoln Park will pay for shares of our common stock in any transaction that we may elect to effect pursuant to the Purchase Agreement may vary, and will be determined in accordance with the terms of the Purchase Agreement. Accordingly, as of the date of this prospectus, it is not possible for us to predict the number of shares of common stock that we will sell to Lincoln Park under the Purchase Agreement, the purchase price per share that Lincoln Park will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Lincoln Park under the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to an aggregate of $20.0 million of our common stock to Lincoln Park, 4,560,145 shares of our common stock, relating to the Purchase Shares and the Commitment Shares, are being registered under the Securities Act for resale by Lincoln Park under the registration statement that includes this prospectus. If we elect to issue and sell to Lincoln Park under the Purchase Agreement any or all of the Purchase Shares for resale by Lincoln Park, we may be required to first (i) obtain stockholder approval to issue shares of common stock in accordance with applicable Nasdaq rules and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by Lincoln Park of any such additional shares of our common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to Lincoln Park under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of common stock in addition to the 4,560,145 shares of common stock being registered for resale by Lincoln Park under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by Lincoln Park is dependent upon the number of shares of common stock, if any, we ultimately elect to sell to Lincoln Park under the Purchase Agreement.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Lincoln Park. If and when we do elect to sell shares of our common stock to Lincoln Park pursuant to the Purchase Agreement, after Lincoln Park has acquired such shares, Lincoln Park may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Lincoln Park in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, and in some cases substantial dilution, and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Lincoln Park in this offering as a result of future sales made by us to Lincoln Park at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Sales of a substantial number of our securities in the public market by our existing stockholders could cause the price of our shares of common stock to fall.

Lincoln Park can resell, under this prospectus, up to 4,560,145 shares of common stock from time to time after the date of this prospectus relating to the Purchase Shares and the Commitment Shares. If all of the 4,560,145 shares offered for resale by Lincoln Park under this prospectus were issued and outstanding as of the date hereof (without taking into account any applicable contractual limitations on Lincoln Park’s beneficial ownership of shares of our common stock), such shares would represent approximately 21.7% of the total number of outstanding shares of common stock and approximately 27.8% of the total number of outstanding shares of common stock held by non-affiliates, in each case as of August 3, 2026.

Sales of a substantial number of our shares of common stock in the public market by Lincoln Park and/or by our other existing stockholders, or the perception that those sales might occur, could depress the market price of our shares of common stock and could impair our ability to raise capital through the sale of additional equity securities.

We have broad discretion in the use of the net proceeds we receive from the sale of shares to Lincoln Park and may not use them effectively.

If we sell shares of our common stock to Lincoln Park pursuant to the Purchase Agreement, our management will have broad discretion in the application of the proceeds we receive from such sales, if any, including for the purposes described in “Use of Proceeds”, and you will not have the opportunity as part of your investment decision to assess whether our management is using the proceeds appropriately. Because of the number and variability of factors that will determine our use of our proceeds from Lincoln Park under the Purchase Agreement, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may invest the proceeds from sales of Purchase Shares to Lincoln Park in short-term, investment grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

If you purchase shares of common stock in this offering, you may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may, in the future, offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to those of existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Future sales or issuances of our common stock in the public markets, or the perception of such sales, could depress the trading price of our common stock.

The sale of a substantial number of shares of our common stock or other securities convertible into or exchangeable for our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We may sell large quantities of our common stock at any time pursuant to this prospectus or in one or more separate offerings. We cannot predict the effect that future sales of common stock or other equity-related securities would have on the market price of our common stock.

We do not intend to pay dividends on our common stock for the foreseeable future.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings and do not expect to declare or pay any cash dividends for the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, after taking into account our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. As a result, capital appreciation in the price of our common stock, if any, may be your only source of gain on an investment in our common stock.

Our stock price has been volatile and may continue to be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares of common stock at or above the public offering price.

Our stock price has fluctuated in the past and may continue to be volatile and subject to significant fluctuations in the future. The price of our common stock may change in response to fluctuations in our results of operations in future periods and also may change in response to other factors, including factors specific to companies in our industry. As a result, our share price may experience significant volatility and may not necessarily reflect the value of our expected performance. Among other factors that could affect our stock price are:

●	changes in laws or regulations applicable to our industry or offerings;

●	speculation about our business in the press or investment community;

●	price and volume fluctuations in the overall stock market;

●	volatility in the market price and trading volume of companies in our industry or companies that investors consider comparable;

●	share price and volume fluctuations attributable to inconsistent trading levels of our common stock;

●	our ability to protect our intellectual property and other proprietary rights and to avoid infringement, misappropriation or violation of the intellectual property and other proprietary rights of third parties or claims by third parties of such infringement, misappropriation or violation;

●	sales of our common stock by us or our principal stockholders, officers and directors;

●	the expiration of contractual lock-up agreements;

●	the sustainability of an active trading market for our common stock;

●	success of competitive products or services;

●	the public’s response to press releases or other public announcements by us or others, including our filings with the SEC, announcements relating to litigation or significant changes in our key personnel;

●	the effectiveness of our internal controls over financial reporting;

●	changes in our capital structure, such as future issuances of debt or equity securities;

●	our entry into new markets;

●	tax developments in the U.S. or other markets;

●	strategic actions by us or our competitors, such as acquisitions or restructurings; and

●	changes in accounting principles.

Further, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. In addition, the stock prices of many renewable energy companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as inflation, recessions, interest rate changes or international currency fluctuations, may cause the market price of our common stock to decline. As a result, you may not be able to resell any of your shares of our common stock at or above the price paid.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements. All statements other than statements of historical or current facts contained or incorporated by reference in this prospectus and any accompanying prospectus supplement may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding the offering, liquidity, growth and profitability strategies and factors and trends affecting our business are forward-looking statements. Forward-looking statements can be identified in some cases by the use of words such as “believe,” “can,” “could,” “potential,” “plan,” “predict,” “goals,” “seek,” “should,” “may,” “may have,” “would,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” the negative of these words, other similar expressions or by discussions of strategy, plans or intentions.

The forward-looking statements contained or incorporated by reference in this prospectus and any accompanying prospectus supplement are only predictions. We base these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, the factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K (as such risk factors may be updated from time to time in our public filings, including in our Quarterly Reports on Form 10-Q). Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and any accompanying prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

These forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statement, whether as a result of any new information, future events or otherwise.

THE LINCOLN PARK TRANSACTION

General

On August 4, 2026, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $20 million of shares of our common stock (such shares, the “Purchase Shares”). In connection with our entry into the Purchase Agreement, on August 3, 2026 we issued 60,145 shares of common stock to Lincoln Park as a fee for making its irrevocable commitment to purchase our common stock under the Purchase Agreement (the “Commitment Shares”). Also on August 4, 2026, concurrently with our execution of the Purchase Agreement, we entered into a registration rights agreement with Lincoln Park (the “Registration Rights Agreement”), pursuant to which we filed with the United States Securities and Exchange Commission (the “SEC”), the registration statement that includes this prospectus to register for resale the Commitment Shares that have been issued and the Purchase Shares that may be issued by us to Lincoln Park under the Purchase Agreement.

This prospectus covers the resale by the selling stockholder of up to 4,560,145 shares of our common stock, comprised of: (i) 60,145 shares of common stock previously issued by us to Lincoln Park as Commitment Shares pursuant to the terms of the Purchase Agreement, and (ii) up to 4,500,000 Purchase Shares that we have reserved for sale to Lincoln Park under the Purchase Agreement from time to time after the date of this prospectus, if and when we determine to sell shares of our common stock to Lincoln Park under the Purchase Agreement.

Other than the 60,145 Commitment Shares that we issued to Lincoln Park upon execution of the Purchase Agreement, we do not have the right to commence any sales of our common stock to Lincoln Park under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement are satisfied, including that the SEC has declared effective the registration statement which includes this prospectus registering the shares of our common stock, that have been and may be issued and sold to Lincoln Park under the Purchase Agreement, which we refer to in this prospectus as the commencement, or the Commencement Date. From and after the Commencement Date, we may, from time to time and at our sole discretion for a period of up to 24 months, on any business day that we select, direct Lincoln Park to purchase up to 20,000 shares of our common stock, which amount may be increased depending on the market price of our common stock at the time of sale, subject to a maximum commitment of $1,000,000 per purchase, which we refer to in this prospectus as “Regular Purchases.” In addition we may, in our sole discretion, also direct Lincoln Park to purchase shares of common stock in “accelerated purchases” and “additional accelerated purchases” as set forth in the Purchase Agreement and as described below.

We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares of our common stock that may be sold to Lincoln Park under the Purchase Agreement will be based on the market prices of our common stock at or around the time of sale and shall be calculated as set forth in the Purchase Agreement. The purchase price per share will be equitably adjusted as provided in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction as set forth in the Purchase Agreement. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. Actual sales of shares of common stock by the Company to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for the Company and its operations.

As of August 3, 2026, there were 16,521,396 shares of our common stock outstanding, of which 11,916,816 shares were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to an aggregate of $20 million of our common stock to Lincoln Park as Purchase Shares, only 4,500,000 Purchase Shares are being registered for resale under this prospectus. Depending on the market prices of our common stock at the time we elect to issue and sell shares of our common stock to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $20 million total commitment available to us under the Purchase Agreement. If 4,500,000 shares of our common stock that may be sold to Lincoln Park in the future under the Purchase Agreement that are being registered for resale hereunder were issued and outstanding as of the date of this prospectus (without taking into account the Beneficial Ownership Cap described below), such shares of our common stock, taken together with the 60,145 Commitment Shares that we issued to Lincoln Park upon execution of the Purchase Agreement and outstanding as of the date of this prospectus), would represent approximately 21.7% of the total number of shares of our common stock outstanding and approximately 27.8% of the total number of outstanding shares held by non-affiliates of the Company, in each case as of August 3, 2026. If we elect to issue and sell to Lincoln Park under the Purchase Agreement more than the 4,500,000 Purchase Shares being registered for resale by Lincoln Park under this prospectus, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares of our common stock, which could cause additional dilution to our stockholders. The number of shares of our common stock ultimately offered for resale by Lincoln Park is dependent upon the number of shares of our common stock we ultimately decide to sell to Lincoln Park under the Purchase Agreement.

Under applicable Nasdaq rules, in no event may we issue or sell to Lincoln Park under the Purchase Agreement shares of our common stock, including the Commitment Shares, in excess of a 3,290,604 share cap (the “Exchange Cap”), which represented 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement, unless (i) we obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds the $2.7564 Base Price, as adjusted under applicable Nasdaq rules and the terms of the Purchase Agreement. We intend to seek the requisite stockholder approval in order to enable us to issue Purchase Shares in excess of the Exchange Cap.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of our common stock if those shares of our common stock, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park having beneficial ownership, at any single point in time, of more than the Beneficial Ownership Cap equal to 4.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. Lincoln Park, upon 61 days’ written notice to us, may increase the Beneficial Ownership Cap to up to 9.99%. Any increase in the Beneficial Ownership Cap will not be effective until the sixty-first day after such written notice is delivered to the Company.

Issuances of our common stock to Lincoln Park under the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of the total outstanding shares of our common stock after any such issuance of shares of our common stock to Lincoln Park under the Purchase Agreement. There are substantial risks to our stockholders as a result of the sale and issuance of common stock to Lincoln Park under the Purchase Agreement. See “Risk Factors.”

Purchase of Shares of our Common Stock Under the Purchase Agreement

Regular Purchases

From and after the Commencement Date, on any business day selected by the Company (and provided (i) the closing sale price of the common stock is not less than the Floor Price (as defined in the Purchase Agreement as described below), and (ii) all shares of common stock subject to all prior Regular Purchases, accelerated purchases and additional accelerated purchases initiated by the Company pursuant to the Purchase Agreement, as applicable, have been properly delivered to Lincoln Park in accordance with the Purchase Agreement), the Company may, by written notice delivered by us to Lincoln Park, direct Lincoln Park to purchase up to 20,000 shares of our common stock on such business day in a Regular Purchase, provided, however, that the maximum number of shares we may sell to Lincoln Park in a Regular Purchase may be increased to up to (i) 30,000 shares of our common stock, provided that the closing sale price of our common stock is not below $2.00 on the purchase date, (ii) 40,000 shares of our common stock, provided that the closing sale price of our common stock is not below $3.00 on the purchase date, and (iii) 50,000 shares of our common stock, provided that the closing sale price of our common stock is not below $4.00 (such share amount limitation, the “Regular Purchase Share Limit”). In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $1,000,000. For purposes of the Purchase Agreement, “Floor Price” means, with respect to a Regular Purchase effected pursuant to the applicable terms thereof, $1.00, which shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction and, effective upon the consummation of any such reorganization, recapitalization, non-cash dividend, stock split or other similar transaction, the Floor Price shall mean the lower of (i) the adjusted price and (ii) $1.00.

The purchase price per share for each such Regular Purchase will be equal to 97% of the lower of:

●	the lowest sale price for our common stock on the purchase date for such shares of our common stock; and

●	the arithmetic average of the three lowest closing sale prices for our common stock during the 10 consecutive business days ending on the business day immediately preceding the purchase date of such shares of our common stock.

 Accelerated Purchases

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any Purchase Date for a Regular Purchase on which we have properly submitted a Regular Purchase notice directing Lincoln Park to purchase the maximum number of shares of our common stock that we are then permitted to include in a single Regular Purchase notice (and provided all shares of common stock subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases effected prior to such Purchase Date have been properly delivered to Lincoln Park in accordance with the Purchase Agreement), to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, on the next business day following such Purchase Date for such corresponding Regular Purchase, which we refer to as the Accelerated Purchase Date, not to exceed the lesser of:

●	30% of the aggregate number of shares of our common stock traded on Nasdaq during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase Date, the portion of the normal trading hours on the applicable Accelerated Purchase Date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase Date we refer to as the Accelerated Purchase Measurement Period; and

●	300% of the regular purchase share limit on the corresponding Regular Purchase date.

The purchase price per share for the shares subject to an Accelerated Purchase will be equal to 97% of the lower of:

●	the volume-weighted average price of our common stock during the Accelerated Purchase Measurement Period on the applicable Accelerated Purchase Date; and

●	the closing sale price of our common stock on the applicable Accelerated Purchase Date.

Additional Accelerated Purchases

We may also direct Lincoln Park, on the same Accelerated Purchase Date and provided all shares of common stock subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, including those prior Accelerated Purchases and Additional Accelerated Purchases effected on the same Accelerated Purchase Date as the applicable Additional Accelerated Purchase have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time), to purchase an additional amount of our common stock on such same Accelerated Purchase Date, which we refer to as an Additional Accelerated Purchase, of up to the lesser of:

●	30% of the aggregate number of shares of our common stock traded on Nasdaq during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase Date, the portion of the normal trading hours on the applicable Accelerated Purchase Date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase Date we refer to as the Accelerated Purchase Measurement Period; and

●	300% of the regular purchase share limit on the corresponding Regular Purchase date.

The purchase price per share for the shares subject to an Additional Accelerated Purchase will be equal to 97% of the lower of:

●	the volume-weighted average price of our common stock during the applicable Additional Accelerated Purchase Measurement Period for such Additional Accelerated Purchase; and

●	the closing sale price of our common stock on the applicable same Accelerated Purchase Date.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park on a single Accelerated Purchase Date, provided all shares of common stock subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, including those prior Accelerated Purchases and Additional Accelerated Purchases effected on the same Accelerated Purchase Date as the applicable Additional Accelerated Purchase have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time.

In the case of Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Suspension Events

Suspension events under the Purchase Agreement include the following:

●	the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

●	suspension by our principal market of our common stock from trading for a period of one business day;

●	the delisting of our common stock from The Nasdaq Capital Market, our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE American, the NYSE Arca, or the OTCQX Best Market or the OTCQB Venture Market operated by OTC Markets Group Inc. (or any nationally recognized successor thereto);

●	the failure of our transfer agent to issue to Lincoln Park shares of our common stock within two business days after the applicable date on which Lincoln Park is entitled to receive such shares of our common stock;

●	any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on Lincoln Park and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

●	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

●	if at any time we are not eligible to transfer our common stock electronically;

●	if at any time after the Commencement Date the Exchange Cap is reached (to the extent the Exchange Cap remains applicable at such time) and our stockholders have not approved the transactions contemplated by the Purchase Agreement in accordance with the Nasdaq rules; and

●	if at any time Lincoln Park’s broker is unable to accept Purchase Shares for deposit for reasons not within Lincoln Park’s control.

Following the Commencement Date, Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the suspension events set forth above, although the Purchase Agreement would automatically terminate in the event of any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us that are not discharged within 90 days. So long as a suspension event has occurred and is continuing, or if any event which, after notice and/or lapse of time, would reasonably be expected to become a suspension event has occurred and is continuing, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time after the Commencement Date, for any reason and without any payment or liability to us, to terminate the Purchase Agreement upon one business day’s prior written notice to Lincoln Park. In the event of any voluntary or involuntary bankruptcy proceedings by or against the Company that are not discharged within 90 days, the Purchase Agreement would automatically terminate without any action of the Company or Lincoln Park. No termination of the Purchase Agreement will be effective during the pendency of any Regular Purchase, Accelerated Purchase or Additional Accelerated Purchase that has not then fully settled in accordance with the Purchase Agreement.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has represented to us that at no time prior to the time of execution of the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO under the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

Prohibitions on Certain Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, except the Company is prohibited (with certain specified exceptions set forth in the Purchase Agreement) from effecting or entering into an agreement to effect an “Variable Rate Transaction” as defined in the Purchase Agreement, including an “equity line of credit” in which the Company may issue and sell common stock, from time to time over a certain period of time, at future determined prices based on the market prices of the common stock at the time of each such issuance and sale.

Effect of Performance of the Purchase Agreement on Our Stockholders

All of the shares of our common stock being registered for resale hereunder which have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold from time to time over a period of up to 24 months beginning on the Commencement Date. The sale by Lincoln Park of a significant amount of shares of our common stock registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. After Lincoln Park has acquired the Purchase Shares pursuant to the terms of the Purchase Agreement, if any, Lincoln Park may resell all, some or none of those shares of our common stock at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares of our common stock to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares of our common stock or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our common stock to Lincoln Park and the Purchase Agreement may be terminated by us at any time after the Commencement Date at our discretion without any cost to us.

Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are being offered under this prospectus in order to receive aggregate gross proceeds equal to the $20,000,000 available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares of our common stock we direct Lincoln Park to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of common stock to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares of our Common Stock to be Issued if Full Purchase(1)	Percentage of Outstanding Shares of our Common Stock After Giving Effect to the Issuance to Lincoln Park(2)	Gross Proceeds from the Sale of Shares of our Common Stock to Lincoln Park Under the Purchase Agreement(1)
$2.00		4,500,000	21.41%	$9,000,000
$2.50		4,500,000	21.41%	$11,250,000
$2.85	(3)	4,500,000	21.41%	$12,825,000
$3.00		4,500,000	21.41%	$13,500,000
$3.50		4,500,000	21.41%	$15,750,000
$4.00		4,500,000	21.41%	$18,000,000

(1)	Although the Purchase Agreement provides that we may sell up to $20.0 million of our common stock to Lincoln Park, only 4,500,000 Purchase Shares are being registered under the Securities Act for resale by Lincoln Park under the registration statement that includes this prospectus, which may or may not cover all of the Purchase Shares that we ultimately sell to Lincoln Park under the Purchase Agreement. Accordingly, the gross proceeds reflected in the fourth column from the left are calculated by multiplying only the 4,500,000 shares of common stock that may be issued and sold by us to Lincoln Park in the future as Purchase Shares under the Purchase Agreement that are being registered under the Securities Act for resale by Lincoln Park in the registration statement that includes this prospectus, by the assumed average price per share set forth in the first column on the left, because we have not and will not receive any cash consideration for the 60,145 shares of common stock that we issued to Lincoln Park as Commitment Shares. Additionally, under applicable Nasdaq rules, in no event may we issue or sell to Lincoln Park under the Purchase Agreement shares of our common stock (including the Commitment Shares) in excess of the Exchange Cap (or 3,290,604 shares of common stock, representing 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement), unless (i) we obtain stockholder approval to issue shares of our common stock to Lincoln Park under the Purchase Agreement in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds the $2.7564 Base Price, so that the Exchange Cap would not apply under applicable Nasdaq rules to issuances and sales of our common stock to Lincoln Park under the Purchase Agreement. Accordingly, if such requisite stockholder approval is obtained, we would be able to issue and sell to Lincoln Park, in addition to the Commitment Shares we have already issued to Lincoln Park, all of the 4,500,000 shares of common stock as Purchase Shares under the Purchase Agreement that are being registered under the Securities Act for resale by Lincoln Park under the registration statement that includes this prospectus, at purchase prices averaging less than the Base Price, without any further aggregate share issuance limitations under Nasdaq rules. The number of shares issued in this column does not give effect to the Exchange Cap or the Beneficial Ownership Cap.

(2)	The denominator is based on 16,521,396 shares of our common stock outstanding as of August 3, 2026 (including the 60,145 Commitment Shares) and the shares of common stock set forth in the adjacent column to the left that we would have sold to Lincoln Park as Purchase Shares pursuant to the Purchase Agreement, assuming such Purchase Shares are sold to Lincoln Park at the assumed average purchase price per share set forth in the first column on the left. The numerator is based on the number of shares of our common stock issuable under the Purchase Agreement at the corresponding assumed average purchase price per share set forth in the first column on the left, without giving effect to the Exchange Cap or the Beneficial Ownership Cap.

(3)	The closing sale price per share of our common stock on August 3, 2026.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $20.0 million in gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. We estimate that the net proceeds to us from the sale of our common stock to Lincoln Park pursuant to the Purchase Agreement could be up to approximately $19.9 million over an approximately 24-month period, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Lincoln Park under the Purchase Agreement, and after other estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.

Any proceeds from the selling stockholder that we receive under the Purchase Agreement are expected to be used for working capital and general corporate purposes. We cannot predict when or whether we will make sales of Purchase Shares to Lincoln Park.

Lincoln Park will pay any underwriting discounts and commissions and expenses incurred by it for brokerage or legal services or any other expenses incurred by it in disposing of the shares of common stock offered hereby. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

DILUTION

The sale of common stock to Lincoln Park pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. In addition, the lower our stock price is at the time we elect to sell shares to Lincoln Park under the Purchase Agreement, the more shares of our common stock we will have to sell to Lincoln Park to achieve the same level of gross proceeds .

The amount that Lincoln Park will receive for our common stock when resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our common stock.

As of June 30, 2026, we had a historical net tangible book value of $(39,639,000), or $(2.41) per share of common stock, based on shares of common stock outstanding at June 30, 2026. Our historical net tangible book value per share is the amount of our total tangible assets less our total liabilities, at June 30, 2026, divided by 16,455,751 shares of common stock outstanding as of such date.

After giving effect to the sale of 4,500,000 shares to Lincoln Park pursuant to the Purchase Agreement at an assumed price of $2.85 per share, the closing price of our common stock on Nasdaq on August 3, 2026, and the issuance by us of the Commitment Shares to Lincoln Park, deducting estimated offering expenses of approximately $86,801, and without giving effect to the Beneficial Ownership Cap or the Exchange Cap under the Purchase Agreement, our as adjusted net tangible book value as of June 30, 2026 would have been approximately $(26,900,801) million, or $(1.28) per share. This represents an immediate increase in the net tangible book value of $1.13 per share to our existing stockholders and an immediate dilution of $4.13 per share to new investors.

Assumed offering price per share		2.85
Net tangible book value per share of common stock as of June 30, 2026	$(2.41)
Increase in net tangible book value per share attributable to this offering	$1.13
As adjusted net tangible book value per share as of June 30, 2026, after giving effect to this offering		$(1.28)
Dilution per share to new investors participating in this offering		$4.13

The number of shares of our common stock to be outstanding immediately after this offering is based on 16,455,751 shares of our common stock outstanding as of June 30, 2026, and excludes, as of such date, the following:

●	412,782 shares of common stock reserved for future grant or issuance under our 2021 Stock Incentive Plan, and 613,022 shares of common stock reserved for future grant or issuance under our 2021 Employee Stock Purchase Plan;

●	201,905 shares of common stock issuable upon exercise or vesting of options, having a weighted average exercise price of $21.28 per share;

●	3,180,976 shares of common stock issuable upon vesting of restricted stock units, having an estimated grant date fair value of $5.85 per share; and

●	6,836,237 shares of common stock underlying outstanding warrants.

To the extent that outstanding options or warrants have been or may be exercised, new equity awards were or are issued, or we otherwise issued or issue additional shares of common stock, including in our “at the market” offering program, investors purchasing our common stock in this offering may experience further dilution.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of our common stock that may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on August 4, 2026 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our common stock that have been and may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus up to 4,560,145 shares that we have issued or may issue to Lincoln Park. Lincoln Park may sell some, all or none of the shares of common stock. We do not know how long Lincoln Park will hold the shares of our common stock before selling them, and we currently have no agreements, arrangements or understandings with Lincoln Park regarding the sale of any of the shares of common stock. See “Plan of Distribution.”

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the selling stockholder as of August 4, 2026. The percentages of shares owned before and after the offering are based on 16,521,396 shares of common stock outstanding as of August 3, 2026. The information in the table below with respect to the selling stockholder has been obtained from the selling stockholder. Other than as described under “The Lincoln Park Transaction,” above, neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Throughout this prospectus, when we refer to the shares of common stock being offered for resale by the selling stockholder through this prospectus, we are referring to the shares of common stock that have been and may be issued and sold by us to Lincoln Park pursuant to the Purchase Agreement, unless otherwise indicated.

	Number of Shares of Common Stock Owned Prior to Offering(2)			Maximum Number of Shares of Common Stock to be Offered Pursuant to this	Number of Shares of Common Stock Owned After Offering(4)
Name of Selling Stockholder	Number	Percent		Prospectus(3)	Number	Percent
Lincoln Park Capital Fund, LLC(1)	60,145	*	%	4,560,145	0	*	%

(1)	Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, the manager of Lincoln Park, are deemed to be beneficial owners of all of the shares of common stock owned directly by Lincoln Park. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares of common stock being offered under the registration statement filed with the SEC in connection with the transactions contemplated under the Purchase Agreement and Registration Rights Agreement. Neither Lincoln Park Capital, LLC nor Lincoln Park is a licensed broker dealer or an affiliate of a licensed broker dealer.

(2)	In accordance with Rule 13d-3(d) of the Exchange Act, we have excluded from the number of shares beneficially owned prior to this offering all the shares of common stock that we may issue and sell to Lincoln Park under the Purchase Agreement from and after the date of this prospectus that are being registered for resale under the registration statement of which this prospectus forms apart, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus forms a part becoming and remaining effective. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our common stock to Lincoln Park are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Beneficial Ownership Cap. See the description under the heading “The Lincoln Park Transaction” for more information about the Purchase Agreement. Represents 60,145 Commitment Shares we issued to Lincoln Park pursuant to the terms of the Purchase Agreement.

(3)	Although the Purchase Agreement provides that we may sell up to $20.0 million of our common stock to Lincoln Park, we are only registering 4,560,145 shares of our common stock for resale under this prospectus, including the 60,145 Commitment Shares we issued to Lincoln Park on August 3, 2026 in connection with the execution of the Purchase Agreement (for which we did not receive any cash consideration). Therefore, only 4,500,000 of such shares represent shares that we may issue and sell to Lincoln Park as Purchase Shares for cash consideration under the Purchase Agreement from time to time, at our sole discretion, during the 24-month period commencing on the Commencement Date. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the full $20.0 million available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

(4)	Assumes the sale of all shares of our common stock registered for resale by the selling stockholder pursuant to the registration statement that includes this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at any particular time.

PRINCIPAL STOCKHOLDERS

The following table shows information regarding the beneficial ownership of our common stock for the following:

●	Each stockholder known by us to beneficially own more than 5% of our common stock;

●	Each of our current Named Executive Officers;

●	Each of our directors; and

●	All current executive officers and directors as a group.

The amounts and percentages of our common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of August 3, 2026. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage.

Our determination of the percentage of beneficial ownership is based on 16,521,396 shares of our common stock outstanding as of August 3, 2026. Unless otherwise indicated, the business address of each such beneficial owner is c/o 10900 Stonelake Blvd., Suite 100, Quarry Oaks II Building, Austin, Texas 78759.

Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
South Lake One LLC(1)	1,486,759	9.0%
ARC Family Trust(2)	1,174,086	7.1%
Named Executive Officers and Directors:
Anthony Carroll(3)	72,888	*	%
Sasan Aminpour(4)	125,795	*	%
Cathy Behnen(5)	52,596	*	%
Patrick Cook(6)	198,679	1.2%
Shaker Sadasivam(7)	1,557,305	9.4%
Anthony (Tony) Alvarez(8)	42,679	*	%
Pablo Barahona(9)	83,815	*	%
Ahmad Chatila(10)	237,812	1.4%
Lisan Hung(11)	46,208	*	%
Darrell Jackson(12)	13,567	*	%
David Springer(13)	839,203	5.1%
Maximillian Sultan(14)	—	*	%
All Named Executive Officers and Directors as a group (12 individuals)	3,270,547	19.6%

*	Less than one percent (1%)

(1)	Based on Amendment No. 1 to Schedule 13G filed February 1, 2023 on behalf of South Lake One LLC (“South Lake One”), South Cone Investments Limited Partnership (“South Cone”), and South Lake Management LLC (“South Lake Management”). South Lake Management is controlled and managed by the Class A and Class B members of its Board of Managers whereby no member of the Board of Managers has direct or indirect control of South Lake Management, and no member of South Lake Management individually has the power to control South Lake Management or replace its Board of Managers. South Lake Management directly controls South Cone as its general partner with the power to manage South Cone. South Cone directly owns 100% of the issued and outstanding membership interest of South Lake One. South Lake One is managed by the Class A and Class B members of its Board of Managers whereby no member of the Board of Manager has direct or indirect control of South Lake One. South Cone, as the sole member of South Lake One, has the power to control South Lake One and replace its Board of Managers. South Lake One directly holds an aggregate of 1,486,759 shares (post-split basis) of our common stock. South Cone and South Lake Management each indirectly holds an aggregate of 1,486,759 shares (post-split basis) of our common stock. The principal business address for South Lake One, South Cone and South Lake Management is 5711 Pdte. Riesco, Office No. 1603, Las Condes, Santiago, Chile.

(2)	The ARC Family Trust was established by Mr. Chatila for the benefit of certain members of his family. Based on Amendment No. 3 of Schedule 13G filed February 14, 2025, Mr. Shaker Sadasivam, the Chair of our Board of Directors, is the trustee of the ARC Family Trust and has shared voting and dispositive power with respect to the shares of common stock held by ARC Family Trust. As of August 3, 2026, Mr. Sadasivam had sole voting and dispositive power with respect to an additional 383,219 shares of common stock currently held (see footnote (7) below). The address of this stockholder is 20 Montchanin Road, Suite 100, Greenville, DE 19807.

(3)	Consists of (i) 27,888 shares of common stock held by Mr. Carroll, and (ii) options for 45,000 shares of common stock that have vested as of August 3, 2026, held by Mr. Carroll.

(4)	Consists of (i) 88,081 shares of common stock held by Mr. Aminpour, (ii) 18,293 shares of common stock to be issued from the settlement of RSUs that have vested, (iii) 12,878 shares of common stock to be issued from the settlement of performance unit RSUs that have vested, and (iv) 6,543 shares of common stock to be issued from the settlement of RSUs that will vest within 60 days of August 3, 2026, held by Mr. Aminpour.

(5)	Consists of (i) 29,359 shares of common stock held by Ms. Behnen, (ii) 17,298 shares of common stock to be issued from the settlement of RSUs that have vested, and (iii) 5,939 shares of common stock to be issued from the settlement of RSUs that will vest within 60 days of August 3, 2026, held by Ms. Behnen.

(6)	Consists of (i) 39,599 shares of common stock held by Mr. Cook, (ii) options for 20,375 shares of common stock that have vested as of August 3, 2026, but have not yet been exercised, held by Mr. Cook, (iii) 2,021 shares of common stock to be issued from the settlement of RSUs that have vested, (iv) 7,627 shares of common stock to be issued from the settlement of RSUs that will vest within 60 days of August 3, 2026, held by Mr. Cook, (v) 110,197 shares of common stock held by the Etnyre 2021 Family Trust, of which Mr. Cook is trustee, (vi) 9,430 shares of common stock held by the Cook 2021 Family Trust, of which Mr. Cook is trustee, and (vii) 9,430 shares of common stock held by the Patrick Cook 2021 Trust, of which Mr. Cook is trustee.

(7)	Consists of (i) 1,174,086 shares of common stock held by the ARC Family Trust, (ii) 81,509 shares of common stock held by Mr. Sadasivam, and (iii) 301,710 shares of common stock held by ChristSivam, LLC. Mr. Sadasivam is the trustee of the ARC Family Trust and has shared voting and dispositive power with respect to the shares of common stock held by ARC Family Trust. Mr. Sadasivam is also the Manager of ChristSivam, LLC and has sole voting and dispositive power with respect to the shares of common stock held by ChristSivam, LLC. See also above footnote (2) for further information about the ARC Family Trust. Mr. Sadasivam has no pecuniary interest in any shares of common stock held by ARC Family Trust and therefore disclaims beneficial ownership of any such shares for purposes of Section 16 of the Exchange Act. The address of this stockholder is 1950 Pine Run Drive, Chesterfield, MO 63108.

(8)	Consists of (i) 30,450 shares of common stock held by Mr. Alvarez, and (ii) 12,229 shares of common stock to be issued from the settlement of RSUs that will vest within 60 days of August 3, 2026, held by Mr. Alvarez.

(9)	Consists of (i) 79,292 shares of common stock held by Mr. Barahona, and (ii) 4,523 shares of common stock to be issued from the settlement of RSUs that will vest within 60 days of August 3, 2026, held by Mr. Barahona.

(10)	Consists of 237,812 shares of common stock held by Mr. Chatila.

(11)	Consists of 46,208 shares of common stock held by Ms. Hung.

(12)	Consists of 13,567 shares of common stock held by Mr. Jackson.

(13)	Consists of (i) 689,222 shares of common stock held by Mr. Springer, (ii) 49,136 shares of common stock held by the DS 2022 GRAT, (iii) 33,615 shares of common stock held by ZS 2021 Trust, (iv) 33,615 shares of common stock held by NS 2021 Trust, and (v) 33,615 shares of common stock held by AS 2021 Trust. As stated in Amendment No. 3 to Schedule 13G filed February 14, 2025, with respect to the DS 2022 GRAT, Mr. Springer is (a) the sole trustee, (b) has sole voting and dispositive power with respect to the shares of common stock held by the trust and (c) has sole power to acquire for himself any asset held in the trust, including the shares of common stock, by substituting other property of equivalent value. With respect to the ZS 2021 Trust, the NS 2021 Trust and the AS 2021 Trust, Mr. Springer has sole power to acquire for himself any asset held in the trust, including the shares of common stock, by substituting other property of equivalent value.

(14)	Mr. Sultan was nominated to the Board by AV Securities, Inc. pursuant to the terms of the Promissory Note placement which closed in December 2024. As such, the Company does not compensate Mr. Sultan for his service on the Board of Directors.

PLAN OF DISTRIBUTION1

The shares of our common stock offered by this prospectus are being offered by the selling stockholder, Lincoln Park Capital Fund, LLC. The shares may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the shares of our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares of our common stock offered by this prospectus may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of our common stock offered by this prospectus may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with. Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of our common stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or the purchasers, for whom the broker-dealers may act as agent. The compensation paid to any such particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive from the selling stockholder or from any purchasers of shares of our common stock sold by Lincoln Park.

[1]	Subject to confirmation with LPC.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement that includes this prospectus to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares of our common stock offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares of our common stock by the selling stockholder, any compensation paid by Lincoln Park to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock included in this prospectus by Lincoln Park. We estimate that the total expenses for the offering will be approximately $86,801. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered by this prospectus, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by Lincoln Park.

Our Common Stock is listed on Nasdaq under the symbol “FTCI.”

DESCRIPTION OF OUR SECURITIES TO BE REGISTERED

The following summary describes the material provisions of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws and does not purport to be complete and is qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”), each as in effect as of the date of this prospectus. Copies of these documents are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information; Incorporation by Reference.”

General

Our amended and restated certificate of incorporation authorizes capital stock consisting of:

●	850,000,000 shares of common stock, par value $0.0001 per share; and

●	10,000,000 shares of preferred stock, par value $0.0001 per share.

As of August 3, 2026, there were 16,521,396 shares of common stock outstanding, held by 29 stockholders of record, and no shares of preferred stock outstanding. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record does not include stockholders whose shares may be held in trust by other entities.

Common Stock

Voting Rights

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. The holders of our common stock do not have cumulative voting rights in the election of directors.

Dividends

Holders of shares of our common stock are entitled to receive ratably those dividends, if any, when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Liquidation

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock are entitled to receive ratably our remaining assets legally available for distribution.

Rights and Preferences

Our common stock is not subject to further calls or assessments by us. Holders of shares of our common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Fully Paid and Non-Assessable

All shares of our common stock outstanding are fully paid and non-assessable.

Anti-Takeover Provisions

Certain provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations

We are subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder for a period of three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 of the DGCL do not apply if:

●	our board of directors approves the transaction that made the stockholder an “interested stockholder” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority of the shares of our capital stock entitled to vote generally in the election of directors are able to elect all our directors.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, with the number of directors in each class being as nearly equal in number as possible. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered terms. Our amended and restated certificate of incorporation provides that directors may only be removed from our board of directors for cause by the affirmative vote of a majority of the shares entitled to vote. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of a majority of the board of directors or the chairman of the board of directors. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of our management.

Director Nominations and Stockholder Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our capital stock entitled to vote thereon were present and voted, unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation precludes stockholder action by written consent at any time. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Further, our amended and restated bylaws provide that only the chairperson of our board of directors or a majority of our board of directors may call special meetings of our stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least two-thirds of the votes which all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least two-thirds of the votes which all our stockholders would be entitled to cast in any annual election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our amended and restated certificate of incorporation.

The foregoing provisions of our amended and restated certificate of incorporation and our amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares of common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit stockholders.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of FTC Solar. Pursuant to Section 262 of the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s shares thereafter devolved by operation of law.

Exclusive Forum

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on our behalf, (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or stockholders to us or our stockholders, (iii) action asserting a claim against us, any director or our officers and employees arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws, or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery, (iv) action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws, (v) action asserting a claim against us, any director or our officers or employees that is governed by the internal affairs doctrine, or (vi) any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL; provided, however, that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, subject to a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages to us or our stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any breaches of the director’s duty of loyalty, any acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, any authorization of dividends or stock redemptions or repurchases paid or made in violation of the DGCL, or for any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, an investment in our common stock may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Indemnification Agreements

We have entered into separate indemnification agreements with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, NY 10004-1561.

Listing

Our common stock is currently traded on The Nasdaq Capital Market under the symbol “FTCI”.

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered, will be passed upon for us by Arnold & Porter Kaye Scholer LLP, New York, New York.

EXPERTS

The consolidated financial statements of FTC Solar Inc. as of December 31, 2025 and 2024 and for the years then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we are required to file reports, including annual reports on Form 10-K, and other information with the SEC. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system, and all information filed with the SEC can be obtained over the internet at this website. We also maintain a website at www.ftcsolar.com, but information contained on, or linked from, our website is not incorporated by reference in this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect a copy of the registration statement through the SEC’s website at www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into the prospectus the documents listed below:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 24, 2026, as amended by Amendment No. 1 to the Annual Report, filed with the SEC on April 28, 2026, and Amendment No. 2 to the Annual Report, filed with the SEC on June 15, 2026;

●	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2026 and June 30, 2026, filed with the SEC on May 5, 2026 and August 5, 2026, respectively;

●	our Current Reports on Form 8-K filed with the SEC on March 24, 2026, May 5, 2026 (only with respect to Item 5.02 thereof and Exhibit 10.1 thereto) and August 5, 2026 (only with respect to Items 1.01, 2.04 and 3.02 thereof and Exhibits 10.1, 10.2 and 10.3 thereto), and, in each case, other than any other information “furnished” under Items 2.02 or 7.01 of any such Current Reports or corresponding information furnished under Item 9.01 or included as an exhibit in any such Current Reports ; and

●	the description of common stock set forth in the Description of Registrant’s Securities, filed as Exhibit 4.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, and (ii) after the date of this prospectus but prior to the termination of the offering under this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus but not delivered with this prospectus. You should direct requests for those documents to FTC Solar, Inc., 10900 Stonelake Blvd, Suite 100, Quarry Oaks II Building, Austin, Texas, Attention: Bill Michalek (telephone: (512) 481-4271). Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.

FTC SOLAR, INC.

Up to 4,560,145 Shares of Common Stock

PROSPECTUS

The date of this Prospectus is                               , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, payable by the Company in connection with the registration and sale of the common stock being registered. All amounts are estimates except the SEC registration fee.

Amount
SEC registration fee	$1,801
Printing expenses	10,000
Accounting fees and expenses	15,000
Legal fees and expenses	50,000
Miscellaneous	10,000
Total expenses	$86,801

ITEM 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation contains such a provision.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Our certificate of incorporation and bylaws contain such a provision.

We have in effect a directors and officers liability insurance policy indemnifying our directors and officers for certain liabilities incurred by them, including liabilities under the Securities Act and the Exchange Act. We pay the entire premium of this policy.

We are party to indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Section 145 of the DGCL against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Any underwriting agreement or similar agreement that we enter into in connection with an offer of securities pursuant to this registration statement may provide that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities arising under the Securities Act. Insofar as the forgoing provisions permit indemnification of directors, executive officers or persons controlling us for liability arising under the Securities Act we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. Recent Sales of Unregistered Securities.

In the three years preceding the date of this Registration Statement, we have sold the following securities without registration under the Securities Act:

Issuance of Commitment Shares

Pursuant to the Purchase Agreement, dated as of August 4, 2026, by and between us and Lincoln Park Capital Fund, LLC (the “Purchase Agreement”), on August 3, 2026 we issued 60,145 shares of our common stock as consideration for its irrevocable commitment to purchase our common stock pursuant to the Purchase Agreement.

Warrant Issuances

In the three years preceding the date of this Registration Statement, we granted warrants to the holders of our long-term debt for the issuance of an aggregate 8,586,237 shares of our common stock. On June 30, 2025, certain holders exercised a portion of these warrants, at an exercise price of $0.10 per share, and received 1,750,000 shares of common stock valued at approximately $7.9 million. The remaining outstanding warrants provide for the issuance of 6,836,237 shares of our common stock at an exercise price of $0.01 per share, are exercisable at any time through July 2, 2035, and have an estimated fair value of approximately $34.7 million at June 30, 2026.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales and issuances of the above securities were exempt from registration under the Securities Act (or Regulation D or Regulation S promulgated thereunder) by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

ITEM 16. Exhibits

The exhibits to this registration statement are listed on the Index to Exhibits to this registration statement, which Index to Exhibits is hereby incorporated by reference.

ITEM 17. Undertakings

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of FTC Solar, Inc. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 3, 2021 and incorporated herein by reference)
3.2	Certificate of Correction of Amended and Restated Certificate of Incorporation (filed as Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 8, 2021 and incorporated herein by reference)
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2024 and incorporated herein by reference)
3.4	Amended and Restated Bylaws of FTC Solar, Inc. (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 3, 2021 and incorporated herein by reference)
4.1	Specimen Common Stock Certificate (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities Exchange Commission on April 19, 2021 and incorporated herein by reference)
4.2	Description of Registrant’s Securities (filed as Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 21, 2022 and incorporated herein by reference)
4.3	Amended and Restated Promissory Note dated July 2, 2025 between FTC Solar, Inc. and AV Securities, Inc. (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2025 and incorporated herein by reference)
4.4	Form of Warrant to Purchase Common Stock (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2025 and incorporated herein by reference)
4.5	Amended and Restated Warrant to Purchase Common Stock dated July 2, 2025 between FTC Solar, Inc. and AV Securities, Inc. (filed as Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2025 and incorporated herein by reference)
5.1	Opinion of Arnold & Porter Kaye Scholer LLP
10.1	Credit Agreement dated July 2, 2025 by and among FTC Solar, Inc., the lenders party thereto and Acquiom Agency Services LLC, as administrative agent for the lenders+# (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2025 and incorporated herein by reference)
10.2	First Amendment to Credit Agreement, dated November 11, 2025, by and among FTC Solar, Inc. and Acquiom Agency Services LLC, as administrative agent for the lenders+# (filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2025 and incorporated herein by reference)
10.3	Form of Governance Rights Side Letter (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2025 and incorporated herein by reference)

10.4	Guarantee and Collateral Agreement dated July 2, 2025 by and among FTC Solar, Inc. and Acquiom Agency Services LLC, as administrative agent for the lender (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2025 and incorporated herein by reference)
10.5	Patent Security Agreement dated July 2, 2025 by and among FTC Solar, Inc. and Acquiom Agency Services LLC, as administrative agent for the lenders+ (filed as Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2025 and incorporated herein by reference)
10.6	Trademark Security Agreement dated July 2, 2025 by and among FTC Solar, Inc. and Acquiom Agency Services LLC, as administrative agent for the lenders+ (filed as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2025 and incorporated herein by reference)
10.7	Subordination Agreement dated July 2, 2025 by and among FTC Solar, Inc. and Acquiom Agency Services LLC, as administrative agent for the lenders (filed as Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2025 and incorporated herein by reference)
10.8	Amendment No. 1 to Securities Purchase Agreement and Security Release dated July 2, 2025 between FTC Solar, Inc. and AV Securities, Inc. (filed as Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2025 and incorporated herein by reference)
10.9	Form of Registration Rights Agreement among FTC Solar, Inc. and the holders party thereto (filed as Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2025 and incorporated herein by reference)
10.10	Amended and Restated Registration Rights Agreement dated July 2, 2025 between FTC Solar, Inc. and AV Securities, Inc. (filed as Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2025 and incorporated herein by reference)
10.11	Membership Interest Purchase Agreement, dated November 11, 2025, between FTC Solar, Inc., and the other parties thereto+ (filed as Exhibit 10.12 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2025 and incorporated herein by reference)
10.12	Registration Rights Agreement, dated April 29, 2021, by and among FTC Solar, Inc. and certain holders of its capital stock (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 3, 2021 and incorporated herein by reference)
10.13	Amendment No. 1 to Registration Rights Agreement, dated February 17, 2022, by and among FTC Solar, Inc. and certain holders of its capital stock (filed as Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 21, 2022 and incorporated herein by reference)
10.14**	FTC Solar, Inc. 2021 Stock Incentive Plan and form of agreement (filed as Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q with the Securities and Exchange Commission on August 11, 2021 and incorporated herein by reference)
10.15**	Amendment No. 1 to 2021 Stock Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 4, 2025 and incorporated herein by reference)
10.16**	FTC Solar, Inc. 2021 Employee Stock Purchase Plan (filed as Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q with the Securities and Exchange Commission on August 11, 2021 and incorporated herein by reference)
10.17	Form of Indemnification Agreement (filed as Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 19, 2021 and incorporated herein by reference)

10.18**	Employment Agreement, dated July 17, 2024, between FTC Solar, Inc. and Yann Brandt (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with Securities and Exchange Commission on July 23, 2024 and incorporated herein by reference)
10.19**	Employment Agreement, dated April 30, 2021, between FTC Solar, Inc. and Cathy Behnen (filed as Exhibit 10.12 to the Registrant’s Annual Report on Form 10-K filed March 31, 2025 and incorporated herein by reference)
10.20**	Amendment dated August 17, 2022 to Employment Agreement between FTC Solar, Inc. and Cathy Behnen (filed as Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K filed March 31, 2025 and incorporated herein by reference)
10.21**	Amendment dated May 11, 2023 to Employment Agreement between FTC Solar, Inc. and Cathy Behnen (filed as Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K filed March 31, 2025 and incorporated herein by reference)
10.22**	Employment Agreement by and between FTC Solar, Inc. and Sasan Aminpour (filed as Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2024 and incorporated herein by reference)
10.23**	Form of Restricted Stock Unit Inducement Agreement between the Registrant and Yann Brandt (filed as Exhibit 99.1 to the Registrant’s Current Report on Form S-8 filed with the Securities and Exchange Commission on August 16, 2024 and incorporated herein by reference).
10.24**	Form of Share Target Restricted Stock Unit Inducement Agreement between the Registrant and Yann Brandt (filed as Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 16, 2024 and incorporated herein by reference).
10.25#	Second Amendment to Credit Agreement, dated March 23, 2026, by and among FTC Solar, Inc. and Acquiom Agency Services LLC, as administrative agent for the Lenders (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 24, 2026 and incorporated herein by reference).
10.26**	Employment Agreement, dated May 4, 2026, between the Company and Anthony Carroll (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2026 and incorporated herein by reference).
10.27	Purchase Agreement, dated August 4, 2026, by and between FTC Solar, Inc. and Lincoln Park Capital Fund, LLC (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 5, 2026 and incorporated herein by reference).
10.28	Registration Rights Agreement, dated August 4, 2026, by and between FTC Solar, Inc. and Lincoln Park Capital Fund, LLC (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 5, 2026 and incorporated herein by reference).
10.29	Limited Waiver and Limited Consent to Credit Agreement, dated August 4, 2026, by and among FTC Solar, Inc., Acquiom Agency Services LLC, as administrative agent for the Lenders, and the other parties thereto (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 5, 2026 and incorporated herein by reference).
21.1	List of Subsidiaries of FTC Solar, Inc. (filed as Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 24, 2026).
23.1*	Consent of BDO USA, P.C.
23.2*	Consent of Arnold & Porter Kaye Scholer LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (Included in signature page hereto)
107*	Filing Fee Table

*	Filed herewith.
**	Management contract or compensatory plan or arrangement
+	Certain of the schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(10). The Company hereby undertakes to furnish supplementally a copy of all omitted schedules to the SEC upon its request.
#	Portions of this exhibit are redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on August 10, 2026.

FTC Solar, Inc.

By:	/s/ Cathy Behnen
Cathy Behnen
Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Anthony Carroll and Cathy Behnen, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this registration statement and (ii) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Anthony Carroll	President and Chief Executive Officer, Director	August 10, 2026
Anthony Carroll	(Principal Executive Officer)

/s/ Cathy Behnen	Chief Financial Officer	August 10, 2026
Cathy Behnen	(Principal Financial Officer and Accounting Officer)

/s/ Shaker Sadasivam	Chairman of the Board	August 10, 2026
Shaker Sadasivam

/s/ Anthony Alvarez	Director	August 10, 2026
Anthony Alvarez

/s/ Pablo Barahona	Director	August 10, 2026
Pablo Barahona

/s/ Ahmad Chatila	Director	August 10, 2026
Ahmad Chatila

/s/ Lisan Hung	Director	August 10, 2026
Lisan Hung

/s/ David Springer	Director	August 10, 2026
David Springer

/s/ Maximillian Sultan	Director	August 10, 2026
Maximillian Sultan